Exhibit 10.02

David Sturgeon
[redacted]

June 5, 2014
Dear Dave,
Re: Amended and Restated Contract of Employment dated July 27, 2010 between CME Media Services Limited and Dave Sturgeon, as amended (the “Contract”)

We refer to the Contract. Capitalised terms used and not otherwise defined herein shall bear the meanings ascribed thereto in the Contract.

With effect from the date hereof, unless otherwise indicated herein, the parties hereby agree to the following amendments to the Contract:

I.	Clauses 2.1 and 2.2 shall be deleted and replaced in their entirety with the following:

“2.1
Your job title is Chief Financial Officer of the CME Group reporting to the co-Chief Executive Officers of the CME Group. For purposes of this Contract, the “CME Group” shall mean Central European Media Enterprises Ltd. (“CME Ltd.”) and/or any Associated Company (as defined below).

2.2
You will perform such functions and undertake such responsibilities as are customarily associated with such position as your main duties. In addition to your main duties, you will be required to perform such other duties consistent with your position as the Company may from time to time require.”

II.	The first sentence in clause 4.1 of the Contract shall be deleted and replaced with:
“From June 1, 2014, your basic salary is USD 500,000 per year, payable monthly in arrears by credit transfer into your bank account after all necessary deductions for relevant taxes and social security payments.”

III.	Clause 4.2 of the Contract shall be deleted and replaced with:
“You shall be entitled to participate in the CME Management Compensation Policy in effect from time to time (the “Policy”). The amount, if any, of any bonus that may be earned pursuant to the Policy shall be determined by the co-Chief Executive Officers of the CME Group, pursuant to the rules of the Policy. Any bonus awarded will be based on a target representing 100% of your gross annual salary.”

IV.	Clause 5.5 of the Contract, which has already expired in accordance with its terms, shall hereby be deleted and replaced in its entirety with the following:
“For the duration of your employment, the Company shall pay or cause to be paid a car allowance in the amount of USD 1,500 per month. In addition, the Company shall reimburse you for such operating costs thereof as are subject to reimbursement under the CME Group Expenses Policy upon submission of suitable supporting documentation that comply with the record keeping or similar obligations of applicable laws and regulations of the Czech Republic or any other relevant jurisdiction.”

V.
In clause 9.3 of the Contract, the phrase “the Monthly Allowance for a period equal to the lesser of (i) the number of months remaining in the Allowance Period; or (ii) twelve months,” shall be deleted.

VI.
In clause 9.4 of the Contract, the words “President and Chief Executive Officer or the Chief Financial Officer of the CME Group” shall be deleted and replaced with “co-Chief Executive Officers of the CME Group”.

VII.	In Clause 17.1 of the Contract, the words “six (6) months” shall be deleted and replaced with “twelve (12) months”.

VIII.	In clause 17.11 of the Contract, the references to the “Companies Act 1985 as amended” shall be deleted and replaced with reference to the “Companies Act 2006 as amended”.
All other terms of the Contract shall remain the same.
Please countersign this letter in agreement and acknowledgment of the above.

Yours sincerely,
/s/ Daniel Penn
Daniel Penn
Director
CME Media Services Limited
Countersigned in agreement and acknowledgment:
/s/ David Sturgeon
David Sturgeon